UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 16, 2017

NIELSEN HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

85 Broad Street New York, New York 10004 +1 (646) 654-5000	AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2017, David L. Calhoun, former Chairman and Chief Executive Officer and currently a member of the Board of Directors (the “Board”) of Nielsen Holdings plc (the “Company”), notified the Company that he will not stand for re-election at the next annual meeting of shareholders of the Company expected to be held in May 2017 (the “Annual Meeting”). Mr. Calhoun is currently a member of the Nomination and Corporate Governance Committee of the Board (the “Governance Committee”). Mr. Calhoun will continue to serve on the Board and Governance Committee until the Annual Meeting. In connection with his decision to retire from service to the Company, Mr. Calhoun may continue to exercise previously vested stock options that were granted to him until they expire by their terms.

In addition, on February 16, 2017, Vivek Y. Ranadivé, also a member of the Board of the Company, notified the Company that he will not stand for re-election at the Annual Meeting. Mr. Ranadivé is currently a member of the Compensation Committee of the Board and will continue to serve on the Board and Compensation Committee until the Annual Meeting.

Neither Mr. Calhoun’s nor Mr. Ranadivé’s decision not to stand for re-election is because of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2017

NIELSEN HOLDINGS PLC

By:	/s/ Emily Epstein
Name:	Emily Epstein
Title:	Secretary